                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   Form 8-K

                                CURRENT REPORT


Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 11, 1995
                                                  ---------------


                       United  States Filter Corporation
                       ---------------------------------
            (Exact name of registrant as specified in its charter)


       Delaware                      1-10728                   33-0266015
---------------------        ---------------------        ------------------
(State of other juris-            (Commission             (IRS Employer
diction of incorporation)          File Number)            Identification No.)


73-710 Fred Waring Drive, Suite 222, Palm Desert, California 92260
-----------------------------------------------------------------------------
       (Address of principal executive offices)         (zip code)


Registrant's telephone number, including area code  (619) 340-0098
                                                    --------------

Item 2.  Acquisition of Assets

     On August 11, 1995, U.S. Filter/Ionpure, Inc. ("Buyer"), a wholly owned subsidiary of United States Filter Corporation ("USF"), purchased substantially all of the assets of Continental H2O Services, Inc., an Illinois corporation d/b/a/ Interlake Water Systems ("Interlake"). The purchase was effected pursuant to an Asset Purchase Agreement dated as of August 10, 1995 (the "Purchase Agreement") among Interlake, Buyer and the Stockholders of Interlake, Florence
E. Stockdale, James Timothy Stockdale, William E. Stockdale III, John Christopher Stockdale, Melody S. Williamson and Katherine S. Price (the "Stockholders"). The transaction will be accounted for as a purchase, effective July 31, 1995 (the "Closing Date").

     The purchase price for the acquisition of the Interlake assets is $27,000,000 (the "Purchase Price"), plus the assumption of those specified liabilities of Interlake as set forth in the Purchase Agreement.

     The Purchase Price comprises $20,000,000 in cash and 334,628 shares of USF common stock, $.01 par value per share ("Common Stock"), of which a portion was placed in escrow. The amount and form of the Purchase Price is subject to certain post closing adjustments, including an adjustment, upward or downward, based upon the "Net Tangible Book Value of the Purchased Assets" (as defined in the Purchase Agreement) on the Closing Date. A portion of the Purchase Price held in escrow comprises the consideration for certain real estate of Interlake initially being leased to Buyer by Interlake and as to which Interlake has undertaken to seek to obtain a zoning variance required to permit the present industrial activities of Interlake at that site. The shares of Common Stock held in escrow are held to satisfy a Purchase Price decrease, if any, and to satisfy the Buyer's rights of indemnification under the Purchase Agreement.

      USF has agreed, at the request of Stockholders holding at least 200,000 shares of Common Stock, to use its best efforts to register such Stockholders' shares for resale under the Securities Act of 1933, as amended. The Stockholders also have the right to have their shares included (subject to certain limitations) in any registration of Common Stock otherwise effected by USF for its own account or for the account of others, other than a registration relating to any employee benefit plan or a merger, reclassification or other business combination transaction.

     Interlake supplies a broad range of water treatment products, systems and services to industrial customers throughout Ohio, Indiana, Michigan, Illinois and Wisconsin. Interlake has 165 employees and 14 sales and service locations, including two ion exchange resin regeneration plants, one near Chicago and a second near Detroit. Interlake's revenues for the year ended December 31, 1994 were approximately $21 million.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements of Business acquired:

               Independent Auditors' Report;

               Combined Balance Sheets as of December 31, 1994 and June 30, 1995 (unaudited);

               Combined Statements of Operations for the year ended December 31, 1994 and six months ended June 30, 1995 (unaudited);

               Combined Statement of Stockholders' Equity;

               Combined Statement of Cash Flows;

               Notes to Combined Financial Statements.

          (b)  Pro Forma Financial Information:

               Pro Forma combined balance sheet, statements of operations and notes thereto.

          (c)  Exhibit:

          1.0 Asset Purchase Agreement dated August 10, 1995, by and among Continental H2O Services, Inc., d/b/a/ Interlake Water Systems, U.S. Filter/Ionpure, Inc. and Florence E. Stockdale, James Timothy Stockdale, William E. Stockdale III, John Christopher Stockdale, Melody S. Williamson and Katherine S. Price.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       UNITED STATES FILTER CORPORATION



                                       By: /s/ KEVIN L. SPENCE
                                          -------------------------------------
                                               Kevin L. Spence
                                               Vice President

Date:  August 25, 1995

                     CONTINENTAL H/2/O SERVICES, INC. AND
                         EVANSVILLE WATER CORPORATION
                         d/b/a INTERLAKE WATER SYSTEMS

                         Independent Auditors' Report

Board of Directors and Stockholders
Continental H/2/O Services, Inc. and
  Evansville Water Corporation:

  We have audited the accompanying combined balance sheet of Continental H/2/O Services, Inc. and Evansville Water Corporation (d/b/a Interlake Water Systems) as of December 31, 1994, and the related combined statements of operations, stockholders' equity, and cash flows for the year then ended. These combined financial statements are the responsibility of Interlake's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying combined financial statements were prepared as described in note 1 and are not intended to be a complete presentation of Interlake Water Systems' assets, liabilities, revenues, and expenses.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Continental H/2/O Services, Inc. and Evansville Water Corporation (d/b/a Interlake Water Systems) as of December 31, 1994 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Chicago, Illinois
June 29, 1995

                      CONTINENTAL H/2/O SERVICES, INC. AND
                          EVANSVILLE WATER CORPORATION
                         d/b/a INTERLAKE WATER SYSTEMS

                            Combined Balance Sheets

                                                       December 31,  June 30,
                                                           1994        1995
                                                       ------------ -----------
                                                                    (unaudited)
                        Assets
Current assets:
 Cash................................................. $       --      711,174
 Accounts receivable--trade, less allowance for
  doubtful accounts of $40,000 in 1994 and
  1995 (unaudited)....................................   4,695,633   3,931,487
 Inventories..........................................   1,375,104   1,126,269
 Prepaid expenses.....................................     168,758      70,703
 Deposits.............................................      10,605      10,948
                                                       -----------  ----------
   Total current assets...............................   6,250,100   5,850,581
                                                       -----------  ----------
Property, plant and equipment at cost:
  Land................................................      55,105      55,105
  Buildings...........................................     639,515     639,515
  Building improvements...............................      50,592      50,592
  Machinery and equipment.............................   5,834,695   6,045,766
  Furniture and fixtures..............................     343,625     345,767
  Leased systems......................................     719,736     872,925
  Leasehold improvements..............................     281,776     285,594
  Computer equipment..................................     657,117     691,505
  Vehicles............................................   1,176,645   1,161,645
                                                       -----------  ----------
                                                         9,758,806  10,148,414
  Less accumulated depreciation and amortization......   5,519,278   5,867,030
                                                       -----------  ----------
Net property, plant, and equipment....................   4,239,528   4,281,384
                                                       -----------  ----------
                                                       $10,489,628  10,131,965
                                                       ===========  ==========
         Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable--trade............................... $   539,901     411,878
Accrued expenses:
  Salaries, wages, and vacation pay...................     616,207     378,953
  Profit sharing plan contribution....................     467,219     467,219
  Taxes other than income taxes.......................      29,294      25,910
  Other...............................................      73,205      30,721
                                                       -----------  ----------
    Total current liabilities.........................   1,725,826   1,314,681
                                                       -----------  ----------
Stockholders' equity..................................   8,763,802   8,817,284
                                                       -----------  ----------
                                                       $10,489,628  10,131,965
                                                       ===========  ==========

            See accompanying notes to combined financial statements.

                      CONTINENTAL H/2/O SERVICES, INC. AND
                          EVANSVILLE WATER CORPORATION
                         d/b/a INTERLAKE WATER SYSTEMS

                       Combined Statements of Operations

                                                                Six Months
                                                   Year Ended     Ended
                                                  December 31,   June 30,
                                                      1994         1995
                                                  ------------  ----------
                                                                 (unaudited)
Net sales........................................ $21,596,392   $9,750,280
Cost of sales....................................  12,136,731    5,418,270
                                                  -----------   ----------
Gross profit.....................................   9,459,661    4,332,010
                                                  -----------   ----------
Operating expenses:
  Selling........................................   1,988,796      978,711
  General and administrative.....................   4,777,672    2,422,810
                                                  -----------   ----------
Total operating expenses.........................   6,766,468    3,401,521
                                                  -----------   ----------
Income from operations...........................   2,693,193      930,489
Other expenses--net..............................     (70,061)      (6,041)
                                                  -----------   ----------
  Net income..................................... $ 2,623,132   $  924,448
                                                  ===========   ==========




          See accompanying notes to consolidated financial statements.

                      CONTINENTAL H/2/O SERVICES, INC. AND
                          EVANSVILLE WATER CORPORATION
                         d/b/a INTERLAKE WATER SYSTEMS

                   Combined Statement of Stockholders' Equity

                                                                  Year Ended
                                                               December 31, 1994
                                                               -----------------
Balance December 31, 1993.....................................    $6,812,808
Stockholder distributions.....................................      (672,138)
Net income....................................................     2,623,132
                                                                  ----------
Balance December 31, 1994.....................................     8,763,802
                                                                  ==========




            See accompanying notes to combined financial statements.

                      CONTINENTAL H/2/O SERVICES, INC. AND
                          EVANSVILLE WATER CORPORATION
                         d/b/a INTERLAKE WATER SYSTEMS

                        Combined Statement of Cash Flows

                                                                     Year Ended
                                                                    December 31,
                                                                        1994
                                                                    ------------
Cash flows from operating activities:
  Net income......................................................   $2,623,132
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..................................................      889,358
    Loss on sale of equipment.....................................        3,169
    Changes in assets and liabilities:
      Accounts receivable.........................................   (1,070,447)
      Inventories.................................................      171,975
      Prepaid expenses and deposits...............................      (59,717)
      Accounts payable............................................   (1,023,992)
      Accrued expenses............................................      223,017
                                                                     ----------
Net cash provided by operating expenses...........................    1,756,495
                                                                     ----------
Cash flows from investing activities:
  Expenditures for property, plant, and equipment.................   (1,093,807)
  Proceeds from sales of equipment................................        9,450
                                                                     ----------
Net cash used in investing activities.............................   (1,084,357)
                                                                     ----------
Cash flows used in financing activities--stockholder distribution.     (672,138)
                                                                     ----------
Net increase in cash..............................................          --
Cash at beginning of the year.....................................          --
                                                                     ----------
Cash at end of the year...........................................   $      --
                                                                     ==========



            See accompanying notes to combined financial statements.

                     CONTINENTAL H/2/O SERVICES, INC. AND
                         EVANSVILLE WATER CORPORATION
                         d/b/a INTERLAKE WATER SYSTEMS

                    Notes to Combined Financial Statements

                               December 31, 1994

(1) Operations and Basis of Presentation

 Operations

  Continental H2O Services, Inc. (an Illinois corporation) and Evansville Water Corporation (an Indiana corporation) (together known as Interlake) assemble, distribute, and service water purification systems. The companies are related by reason of common ownership.

 Basis of Presentation

  The management of Interlake has signed a letter of intent to sell substantially all of the assets of Interlake to a third party. Based on preliminary negotiations, certain assets (principally real estate), certain liabilities (principally a line of credit), and all of the assets and liabilities of the environmental division of Continental H2O Services, Inc. would be excluded from the sale. The accompanying combined financial statements exclude these items. Consequently, these combined financial statements are not intended to be a complete presentation of Interlake's assets, liabilities, revenues and expenses.

(2) Summary of Significant Accounting Policies

 Inventories

  Inventories consist of various parts and service supplies which are valued at the lower of cost or market. Cost is determined on a first-in, first-out
(FIFO) basis.

 Property, Plant, and Equipment

  Depreciation is provided on both accelerated and straight-line methods over the estimated useful lives of the related assets. The lives generally used are as follows:

      Buildings................................................... 31.5-45 years
      Building improvements.......................................   15-31 years
      Machinery and equipment.....................................    5-10 years
      Furniture and fixtures......................................    5-10 years
      Leasehold improvements......................................      20 years
      Computer equipment and vehicles.............................     3-5 years

  Expenditures for maintenance, repairs, renewals, and betterments, which do not materially prolong the useful lives of the assets, are charged to operations as incurred. Leasehold improvements are amortized on the straight-line method over the lesser of their estimated useful lives or the related lease term. The cost of property retired or sold and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations currently.

                     CONTINENTAL H/2/O SERVICES, INC. AND
                         EVANSVILLE WATER CORPORATION
                         d/b/a INTERLAKE WATER SYSTEMS

              Notes to Combined Financial Statements--(Continued)

                               December 31, 1994


 Accounts Payable

  Accounts payable at December 31, 1994 consists primarily of checks issued in excess of cash in bank.

 Income Taxes

  Continental H2O Services, Inc. and Evansville Water Corporation have elected to be taxed as small business corporations and as such are not subject to corporate Federal income tax, which is instead paid at the stockholder level. Various state and local income taxes remain applicable and are included in general and administrative expenses in the accompanying combined statement of operations.

(3) Related-party Transactions

  The following transactions have occurred between Interlake and certain officers, stockholders, and other related parties:

  (a) Interlake leases a facility under a rental agreement from an officer/stockholder. Rental payments totaled $111,720 for 1994.

  (b) Interlake sold certain inventory and related services to two related companies (related by common ownership). Inventory and services sold totaled $92,720 for 1994. Interlake also purchased inventory and related services from the related companies. Total purchases for 1994 totaled $10,838.

(4) Commitments

  Interlake leases eight (8) separate office and operating facilities in various states under operating leases with terms expiring at various dates through 1999. Certain of the leases are subject to rent escalations, real estate tax adjustment, insurance, and maintenance costs. Interlake also leases ten (10) separate vehicles under operating leases with terms expiring at various dates through 1999. Future minimum annual rentals at December 31, 1994 on these noncancelable operating leases are as follows:

      Year Ended                                    Officer/    Third
      December 31,                                 Stockholder  Party    Total
      ------------                                 ----------- -------- --------
       1995.......................................  $111,720   $170,138 $281,858
       1996.......................................   111,720    136,367  248,087
       1997.......................................   111,720    110,401  222,121
       1998.......................................   102,410     79,617  182,027
       1999.......................................       --      28,707   28,707
                                                    --------   -------- --------
                                                    $437,570   $525,230 $962,800
                                                    ========   ======== ========

  Total rent and lease expense was $414,596 in 1994.

(5) Employee Benefit Plan

  Interlake participates in a trustee contributory profit sharing plan (Plan). The Plan covers all eligible full-time employees. Contributions to the Plan are at Interlake's discretion and were $467,219 in 1994.

                     CONTINENTAL H/2/O SERVICES, INC. AND
                         EVANSVILLE WATER CORPORATION
                         d/b/a INTERLAKE WATER SYSTEMS

              Notes to Combined Financial Statements--(Continued)

                               December 31, 1994


(6) Credit Concentration

  Interlake provides credit to customers in the normal course of business. No customer accounted for more than 5% of net sales during 1994.

(7) Combined Equity

  Equity of $8,763,802 on the combined statement of stockholders' equity consisted of the following at December 31, 1994:

      Common stock................................................... $   96,450
      Retained earnings..............................................  8,667,352
                                                                      ----------
                                                                      $8,763,802
                                                                      ==========

  At December 31, 1994 there were 100,000 shares of common stock authorized at $25 per share par value with 1,458 shares issued and outstanding for Continental H2O Services, Inc. and there were 10,000 shares common stock authorized at no par value with 500 shares issued and outstanding for Evansville Water Corporation.

(8) Unaudited Financial Information

  The combined financial statements for the six months ended June 30, 1995 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring items, considered necessary for a fair presentation have been included. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted from the interim combined financial statements. The results of operations for the six months ended June 30, 1995 are not necessarily indicative of the results that may be expected for the year ending December 31, 1995.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial data presents the Pro Forma Combined Balance Sheet at June 30, 1995, giving effect to the acquisition of Interlake as if it had been consummated on that date. Also presented are the Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1995 and the three months ended June 30, 1995, after giving effect to the acquisition of Interlake which acquisition was consummated on August 10, 1995, as if it had been consummated as of the beginning of the respective periods presented. The Company's fiscal year ends on March 31 and Interlake's fiscal year ends on December 31. Pro Forma data for the year ended March 31, 1995 combines the results of the Company with the results of Interlake for the year ended December 31, 1994, and the pro forma data for the three months ended June 30, 1995 combines the results of the Company and Interlake for such three-month period, which results are not included in the Company's historical results for such period.

The pro forma data is based on the historical combined statements of the Company and Interlake giving effect to the acquisition under the purchase method of accounting and the assumptions and adjustments outlined in the accompanying Notes to Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. The pro forma adjustments set forth in the following unaudited pro forma combined financial data are estimates and may differ from the actual adjustments when they become known.

The following unaudited pro forma combined financial data does not reflect certain cost savings that management believes may be realized following the acquisitions. These savings are expected to be realized primarily through rationalization of operations and implementation of strict cost controls and standardized operating procedures. Additionally, the Company believes the acquisition will enable it to continue to achieve economies of scale, such as enhanced purchasing power and increased asset utilization. No assurance can be made as to the amount of cost savings, if any, that actually will be realized.

The pro forma data is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisition of Interlake had been consummated on the dates indicated or that may be obtained in the future. The pro forma combined financial data should be read in conjunction with the notes thereto and the audited financial statements of Interlake and the notes thereto included elsewhere herein, and the audited consolidated financial statements of the Company and the notes thereto filed in its report on Form 10-K for the year ended March 31, 1995.

                       PRO FORMA COMBINED BALANCE SHEET
                                  (unaudited)

                                                                                    June 30, 1995
                                               --------------------------------------------------------------------------------
                                                                                                    Pro  Forma
                                                                                  ---------------------------------------------
                                                         Historical               Adjustments
                                               -----------------------------       Increase        Adjustments
                                                  Company         Interlake       (Decrease)        Reference           Combined
                                               ------------     ------------      -----------     ------------          --------
Current assets:
  Cash                                          $  5,712           $   711        $   (300)            a(i)            $  6,123
  Short-term investments                           5,397                 -                                             $  5,397
  Accounts receivable, net                       109,373             3,931                                              113,304
  Cost and estimated earnings in excess
    of billings on uncompleted contracts          30,984                 -                                               30,984
  Inventories                                     41,817             1,126                                               42,943
  Prepaid expenses                                 9,464                71                                                9,535
  Deferred taxes                                   3,482                 -                                                3,482
  Other current assets                             8,849                12                                                8,861
                                                --------           -------                                             --------
      Total current assets                       215,078             5,851                                              220,629
                                                --------           -------                                             --------
Property, plant and equipment, net               125,026             4,281                                              129,307
Investment in leasehold interest, net             20,930                 -                                               20,930
Cost in excess of net assets of
  businesses acquired, net                       133,384                 -          18,483             a(ii)            151,867
Other assets                                      18,355                 -                                               18,355
                                                --------           -------                                             --------
                                                $512,773           $10,132                                             $541,088
                                                ========           =======                                             ========

  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $ 41,464           $   412                                             $ 41,876
  Accrued liabilities                             46,842               903                                               47,745
  Current portion of long-term debt                1,950                 -                                                1,950
  Notes payable                                   30,114                 -                                               30,114
  Billings in excess of costs and estimated
    earnings on uncompleted contracts             13,947                 -                                               13,947
  Other current liabilities                       10,231                 -                                               10,231
                                                --------           -------                                             --------
      Total current liabilities                  144,548             1,315                                              145,863
                                                --------           -------                                             --------

Long-term debt, excluding current portion          9,165                 -          20,000             a(iii)            29,165
Convertible subordinated debentures              105,000                 -                                              105,000
Deferred taxes                                     8,028                 -                                                8,028
Other liabilities                                  4,414                 -                                                4,414
                                                --------           -------                                             --------
      Total liabilities                          271,155             1,315                                              292,470
                                                --------           -------                                             --------

Shareholders' equity:
  Convertible preferred stock                     24,712                 -                                               24,712
  Common stock                                       222                 -               3             a(i)                 225
  Additional paid-in capital                     230,591             8,817          (1,820)            a(i),b           237,588
  Translation adjustment                             947                 -                                                  947
  Accumulated deficit                            (14,854)                -                                              (14,854)
                                                --------           -------                                             --------
      Total shareholders' equity                 241,618             8,817                                              248,618
                                                --------           -------                                             --------

                                                $512,773           $10,132                                             $541.088
                                                ========           =======                                             ========

The accompanying notes are an integral part of these pro forma combined financial data.

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (unaudited)

                                                                      Fiscal Year Ended March 31, 1995
                                               --------------------------------------------------------------------------------
                                                                                                    Pro  Forma
                                                                                  ---------------------------------------------
                                                         Historical               Adjustments
                                               -----------------------------       Increase        Adjustments
                                                  Company         Interlake       (Decrease)        Reference           Combined
                                               ------------     ------------      -----------     ------------          --------
                                                                           (In thousands, except per share data)
Revenues                                        $272,032           $21,596                                             $293,628

Cost of sales                                    193,432            12,137                                              205,569
                                                --------           -------                                             --------

      Gross profit                                78,600             9,459                                               88,059

Selling, general and administrative
    expenses                                      64,015             6,766              450            c(i)              71,231
                                                --------           -------                                             --------

      Operating income                            14,585             2,693                                               16,828
                                                --------           -------                                             --------

Other income (expense):
      Interest expense                            (5,384)                -            1,800            c(ii)             (7,184)
      Other                                        1,787               (70)                                               1,717
                                                --------           -------                                             --------
                                                  (3,597)              (70)                                              (5,467)
                                                --------           -------                                             --------

      Income before income taxes                  10,988             2,623                                               11,361

Provision for income taxes                         2,657                 -              100            c(iii)             2,757
                                                --------           -------                                             --------

      Net income                                $  8,331           $ 2,623                                             $  8,604
                                                ========           =======                                             ========


      Net income per common share               $   0.51                                                               $   0.51
                                                ========                                                               ========


Weighted average number of shares
  outstanding                                     15,026                                                                 15,361
                                                ========                                                               ========

The accompanying notes are an integral part of these pro forma combined financial data.

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (unaudited)

                                                                      Three Months Ended June 30, 1995
                                               --------------------------------------------------------------------------------
                                                                                                    Pro  Forma
                                                                                  ---------------------------------------------
                                                         Historical               Adjustments
                                               -----------------------------       Increase        Adjustments
                                                  Company         Interlake       (Decrease)        Reference           Combined
                                               ------------     ------------      -----------     ------------          --------
                                                                           (In thousands, except per share data)
Revenues                                        $ 91,539           $ 5,367                                             $ 96,906

Cost of sales                                     63,665             3,218                                               66,883
                                                --------           -------                                             --------

      Gross profit                                27,874             2,149                                               30,023

Selling, general and administrative
    expenses                                      21,626             1,546              114            c(i)              23,286
                                                --------           -------                                             --------

      Operating income                             6,248               603                                                6,737
                                                --------           -------                                             --------

Other income (expense):
      Interest expense                            (2,435)                -              450            c(ii)             (2,885)
      Other                                          726                 -                                                  726
                                                --------           -------                                             --------
                                                  (1,709)                -                                               (2,159)
                                                --------           -------                                             --------

      Income before income taxes                   4,539               603                                                4,578

Provision for income taxes                         1,180                 -               10            c(iii)             1,190
                                                --------           -------                                             --------

      Net income                                $  3,359           $   603                                             $  3,388
                                                ========           =======                                             ========


      Net income per common share               $   0.16                                                               $   0.16
                                                ========                                                               ========


Weighted average number of shares
  outstanding                                     20,002                                                                 20,337
                                                ========                                                               ========

The accompanying notes are an integral part of these pro forma combined financial data.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION

a. The pro forma combined balance sheet has been prepared to reflect the acquisition of Interlake for an aggregate estimated purchase price of $27,300,000, comprised of the following:

                 Cash                            20,000,000
                 Common stock                     7,000,000
                 Estimated transaction costs        300,000
                                                 ----------
                                                 27,300,000
                                                 ==========

    The estimated tangible net assets, as adjusted, of Interlake is assumed to be $8,817,000. The difference between the estimated purchase price and the estimated fair values of the net assets of Interlake is approximately $18,483,000, which has been recorded as costs in excess of net assets of businesses acquired attributable to the acquisition in the accompanying pro forma combined balance sheet.

    The pro forma combined balance sheet has been adjusted to reflect the above as follows:

    (i) To record the issuance of common stock and estimated transaction costs related to the acquisitions of Interlake;

    (ii) To adjust goodwill for the difference between the estimated purchase prices and the estimated fair values of the net assets acquired;

    (iii) To record the assumed incurrence of $20,000,000 of indebtedness with an interest rate of 9% to consummate the acquisition.

b. The pro forma combined balance sheet has been adjusted to eliminate the equity of Interlake.

c. For the fiscal year ended March 31, 1995, the historical results of operations of Interlake reflects their operation for the twelve months ended December 31, 1994. The pro forma data for the three months ended June 30, 1995 combines the results of each of the Company and Interlake for such three-month period. The pro forma combined statements of operations give effect to the following pro forma adjustments as follows:

                                                Fiscal Year     Three Months
                                                   Ended           Ended
                                                 March 31,        June 30,
                                                   1995             1995
                                                -----------     ------------
                                                        (In thousands)
  (i)  To adjust selling, general and
       administrative expense for goodwill
       amortization, which goodwill will be
       amortized over 40 years.                       450               114
                                                   ======              ====

 (ii)  To adjust interest expense related to
       the indebtedness that will be incurred
       to finance the acquisition. Interest
       on the indebtedness is assumed to be
       at an effective rate of 9% per annum.       $1,800              $450
                                                   ======              ====

(iii)  To adjust the provision for income
       taxes to reflect the combined results
       of operations.                              $  100              $ 10
                                                   ======              ====